Exhibit 99

News Release
Arch Chemicals, Inc.
501 Merritt 7
P.O. Box 5204
Norwalk, CT 06856

Investor Contact: Mark E. Faford (203) 229-2654
Press Contact: Dale N. Walter (203) 229-3033

Arch Chemicals Sells Excess Land at Kentucky Facility To
Regional Industrial Development Authority

NORWALK, CT, December 29, 2005 -- Arch Chemicals, Inc. (NYSE: ARJ) announced today that it has sold approximately 550 acres of excess, vacant land located at its Brandenburg, Kentucky site to the Meade County/Brandenburg Industrial Development Authority, a local governmental agency. The net cash proceeds of the transaction are approximately $6 million, and the Company expects to record a pre-tax gain of approximately $5 million related to this sale during the fourth quarter.

The sale has no impact on the Company’s current manufacturing operations that are located on approximately 200 acres of the remaining 1,150 acres at the site. Arch’s Brandenburg facility manufactures polyols, glycols, glycol ethers and other performance urethane products. It also houses a laboratory and customer application support center for Arch’s industrial wood coatings business.

Headquartered in Norwalk, Connecticut, Arch Chemicals is a global specialty chemicals company with more than $1 billion in annual sales. Arch and its subsidiaries have leading market positions in Treatment and Performance Products, where they serve leading customers with forward-looking solutions to meet their chemical needs. Together with its subsidiaries, Arch has approximately 3,000 employees and manufacturing and customer-support facilities in North and South America, Europe, Asia and Africa. For more information, visit Arch’s Web site at www.archchemicals.com